Exhibit 10.1

ATLANTIC COAST BANK
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 1st day of April 2016 (“Effective Date”), between ATLANTIC COAST BANK, a federal savings association (the “Bank”) and JOHN K. STEPHENS, JR. (the “Executive”).

In consideration of the mutual covenants and undertakings made herein, the Bank and the Executive hereby agree as follows:

1.	Position. The Executive shall be employed as the President and CEO of the Bank and shall perform such duties as may be assigned to the Executive from time to time by the Board of Directors of the Bank or as set forth in the by-laws of the Bank, including management of all Bank personnel, serving on the Bank Board of Directors’ committees as appointed from time to time by the Board of Directors, and coordinating with Bank personnel and third parties to the extent necessary to further the profitability and business of the Bank. The Executive further agrees to devote his full time and attention to the business of the Bank and will not accept any other employment without the prior written consent of the Bank; provided that the Executive shall have the right to participate in charitable and community activities and organizations, as long as such activities do not adversely affect the performance by the Executive of his duties and obligations to the Bank. During the term of Executive’s employment with the Bank, he also shall serve as a director of the Bank.

2.	Term of Employment. The term of employment pursuant to this Agreement shall be for a period of one (1) year, commencing on the Effective Date and subject to earlier termination as provided herein (the “Term”). Beginning on the first day after the Effective Date and on each day thereafter, the Term of employment shall be renewed and extended for a period of one (1) year from that day, unless otherwise terminated as hereinafter set forth. Upon the termination of the Executive’s employment with the Bank for any reason whatsoever, such termination of employment also shall be deemed to resignation by the Executive of his position as a director of the Bank and each of its affiliates.

3.	Compensation. The Bank shall pay to the Executive compensation for his services during the Term of Employment as follows:

(a)	Base Salary: The Executive shall be paid an annual base salary of Four Hundred Two Thousand Dollars ($402,000.00) and shall be reviewed at least annually by the Board of Directors or the Compensation Committee of the Bank and they may increase, but not decrease, the salary below the Executive’s original base salary noted above.

(b)	Incentive/Bonus Payments: The Executive shall be entitled to participate in cash and/or equity incentive arrangements as may be approved by the Board of Directors of the Bank and pursuant to such terms as shall be authorized by the Board of Directors of the Bank in its discretion.

(c)	Business Expenses: The Executive shall be entitled to reimbursement for all proper business expenses incurred by him with respect to the business of the Bank in the same manner and to the same extent as such expenses are reimbursed to other officers of the Bank and upon submission of documentation and conformity with applicable requirements of federal income tax laws and regulations supporting reimbursement of such expenses.

(d)	Benefits. The Executive shall be entitled to receive benefits in accordance with the benefit policies developed for the Bank and approved by the Bank Board of Directors.

(e)	Executive Perquisites. The Executive is entitled to receive such perquisites as are customarily provided to the Bank’s executive officers, subject to such changes, additions, or deletions as the Bank Board of Directors may make from time to time.

(f)	Supplemental Life Insurance. The Bank shall provide to the Executive supplemental term life insurance coverage in an amount equal to three (3) times the base salary (with such coverage to increase as soon as practicable following any increase in the base salary).

(g)	Disability Insurance. The Bank shall provide to the Executive disability insurance coverage providing a monthly disability benefit to age 65 not to exceed the lesser of (x) 60% of base salary (with such coverage to increase as soon as practicable following any increase in the base salary) or (y) $25,000.

(h)	Vacation. The Executive may take up to 4 weeks of vacation time as authorized by the Bank’s personnel policies. The Executive shall be entitled to full compensation during such vacation periods.

4.	Disability. If, during the Term of Employment, the Executive shall become permanently disabled or is otherwise unable to perform his essential job functions hereunder with or without reasonable accommodation for six consecutive months, the Bank may terminate the employment of the Executive. In such event, the Executive shall not be entitled to any further payments or benefits under this Agreement other than payments under any disability policy provided by the Bank and salary accruing up to the date of termination.

5.	Termination for Cause.

(a)	The Bank Board of Directors by a majority vote of the entire Board of Directors may terminate the Executive’s employment for Cause upon written notice to the Executive, which notice shall specify the reason for termination, and the Executive shall not be entitled to any further payment of benefits under the Agreement other than salary accruing up to the date of termination.

(b)	For purposes of the Agreement, “Cause” shall mean: (i) the willful or repeated failure by the Executive to perform his duties hereunder; (ii) the willful misconduct of the Executive in the performance of his duties hereunder; (iii) conviction of a felony (other than a minor traffic violation); (iv) use of alcohol or other drugs which interferes with the performance of Executive’s duties; (v) excessive absenteeism, other than for illness; (vi) the unauthorized disclosure or use of any confidential information or proprietary data of the Bank, or its subsidiaries; (vii) the happening of any event or set of circumstances that prevent the Executive from serving as an officer of the Bank under Federal or Florida banking laws; (viii) Executive’s conduct that brings public discredit on, or injures the reputation of, Bank, in Bank’s reasonable opinion. Upon termination of Executive’s employment pursuant to this Section 5, Executive will be bound by the terms and conditions of Section 9 hereof.

6.	Termination without Cause. The Bank Board of Directors may, at its discretion, terminate Executive’s service without Cause by a majority vote of the entire Board of Directors. Following such termination, all rights, obligations and duties of both parties relative to this Agreement shall cease, except that, the Bank shall pay to the Executive an amount equal to two (2) times each of the following: (i) his then current annual salary plus (ii) the annual premium for family medical, life insurance, and disability insurance coverage. Such amount shall be paid in a single lump sum. In addition, any unvested Restricted Stock Awards, Stock Options or other equity awards shall become fully vested as of the date of termination. Executive and Bank shall have no other obligations hereunder, except for those provided for in Section 9.

7.	Voluntary Resignation. The Executive may resign from his employment with the Bank at any time during the Term for any reason upon ninety (90) days prior written notice. Upon such termination, the Executive shall not be entitled to any further payment of benefits under this Agreement other than salary accruing up to the date of termination, and the Executive will be bound by the terms and conditions of Section 9 of this Agreement. If the Executive is resigning from his employment with the Bank as a result of any material breach by the Bank of this Agreement, then the Executive first must provide notice to the Bank (within 30 days of the occurrence of such material breach), and the Bank shall be given an opportunity to cure such material breach to the reasonable satisfaction of the Bank and the Executive within 60 days following the delivery of such notice by the Executive to the Bank.

8.	Change in Control.

(a)	A “Change in Control” shall mean a change in control event as defined in Treasury Regulation Section 1.409A-3(i)(5) promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including a change in effective control of the Atlantic Coast Financial Corporation (the “Company”), a change in the ownership of the Company, and a change in the ownership of a substantial portion of the assets of the Company, as such terms are defined in Treasury Regulation Section 1.409A-3(i)(5).

(b)	Upon the occurrence of a “Change in Control”, followed at any time during the term of this Agreement by the involuntary termination of Executive’s employment with the Bank other than for “Cause” or the Executive’s voluntary termination of employment with the Bank within twelve (12) months of such Change in Control for “Good Reason”, Executive shall become entitled to receive the payments provided for under Section 8(c) below. For this purpose, “Good Reason” shall mean a demotion, loss of title, office or significant authority, reduction in annual compensation or benefits, or relocation of his principal place of employment by more than thirty (30) miles from its location immediately prior to the Change in Control.

(c)	In the event the conditions of Section 8(b) above are satisfied, all rights, obligations and duties of both parties relative to this Agreement shall cease, except that, the Bank shall pay to the Executive an amount equal to three (3) times each of the following: (i) his then current annual salary plus (ii) the annual premium for family medical coverage, life insurance, and disability insurance coverage plus (iii) the average cash bonus received by the Executive during the three-year period preceding such Change in Control (or, if a cash bonus was not paid in one or more of the years in such three-year period, then the average for the years in which such bonuses were paid). Such amount shall be paid in a single lump sum. In addition, any unvested Restricted Stock Awards, Stock Options or other equity awards shall become fully vested as of the date of termination.

(d)	Notwithstanding anything contained herein to the contrary, if any portion of the payments and benefits provided hereunder and benefits provided to, or for the benefit of, the Executive under any other plan or agreement of the Company or the Bank (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or would be nondeductible by the Company or the Bank pursuant to Section 280G of the Code, the Payments shall be reduced (but not below zero) if and to the extent necessary so that no portion of any Payment to be made or benefit to be provided to Employee shall be subject to the Excise Tax or shall be nondeductible by the Company or the Bank pursuant to Section 280G of the Code (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). The Bank shall reduce or eliminate the Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of determination. For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro rata basis. It is the intent of the parties that benefits under this Section 8 shall be in lieu of any other benefit payments that the Bank may otherwise be obligated to make to the Executive under Section 6 or 7.

9.	Post-Employment Covenants.

(a)	Executive shall not, at any time during or following the period of employment, disclose, use, transfer or sell, except in the course of employment with Bank, any confidential information or proprietary data of the Bank, or its subsidiaries or affiliates, so long as such information or data remains confidential and has not been disclosed or is not otherwise in the public domain, except as required by law or pursuant to legal process.

(b)	The Executive agrees that during the period of time the Executive is retained to provide services to the Bank, and thereafter for a period of one year subsequent to the termination of Executive’s services to the Bank for any reason whatsoever (except where the employment of the Executive is terminated pursuant to Section 8), the Executive will not (a) solicit for employment by Executive, or anyone else, or employ any employee of the Bank or any person who was an employee of the Bank within 12 months prior to such solicitation of employment; (b) induce, or attempt to induce, any employee of the Bank to terminate such employee’s employment; (c) induce, or attempt to induce, anyone having a business relationship with the Bank to terminate or curtail such relationship or, on behalf of himself or anyone else, compete with the Bank; (d) knowingly make any untrue statement concerning the Bank or its directors or officers to anyone; or (e) permit anyone controlled by the Executive, or any person acting on behalf of the Executive or anyone controlled by an employee of the Executive to do any of the foregoing.

(c)	The Executive agrees that during the period of time the Executive is retained to provide services to the Bank, and thereafter for a period of one year subsequent to the termination of Executive’s services to the Bank for any reason whatsoever (except where the employment of the Executive is terminated pursuant to Section 8), Executive will not enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other bank or financial institution or any entity which either accepts deposits or makes loans (whether presently existing or subsequently established) and which has an office located, or establishes during the period of one year subsequent to the termination of Executive’s services to the Bank an office located, in Duval County, Florida or Ware County, Georgia or any county contiguous to these two counties; provided, however, that the foregoing shall not preclude any ownership by the Executive of an amount not to exceed 5% of the equity securities of any entity which is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and the shares of Bank common stock owned by the Executive at the time of termination of employment.

10.	Waiver of Breach. The waiver by any party hereto of a provision or breach of any provision of this Agreement shall not operate nor be construed as a waiver of any other provision or breach.

11.	Governing Law. The term of this Agreement shall be governed by and interpreted in accordance with the laws of Florida.

12.	Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements, negotiations and understandings. The amendments or termination of this Agreement may be made only in writing and executed by the Bank and the Executive.

13.	Assignment. This Agreement is personal to the Executive and the Executive may not assign any of his rights or duties hereunder, but this Agreement shall be enforceable by the Executive’s legal representatives, executors or administrators. This Agreement may be assigned by the Bank to any entity which acquires all or substantially all of the assets of the Bank existing at the time of such acquisition, or with or into which the Bank is consolidated or merged.

14.	Arbitration. All disputes between the parties concerning the performance, breach, construction or interpretation of this Agreement, or in any manner arising out of this Agreement, shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association, which arbitration shall be carried out in the manner set forth below:

(a)	Within fifteen (15) days after written notice by one party to the other party of its demand for arbitration, which demand shall set forth the name and address of its designated arbitrator, the other party shall select its designated arbitrator and so notify the demanding party. Within fifteen (15) days thereafter, the two arbitrators so selected shall select the third arbitrator. The dispute shall be heard by the arbitrators within ninety (90) days after selection of the third arbitrator. The decision of any two arbitrators shall be binding upon the parties. Should any party or arbitrator fail to make a selection, the American Arbitration Association shall designate such arbitrator upon the application of either party. The decision of the arbitrators shall be final and binding upon the Bank, its successors and assigns and Executive.

(b)	The arbitration proceedings shall take place in Duval County, Florida, and the judgment and determination of such proceedings shall be binding on all parties. Judgment upon any award rendered by the arbitrators may be entered into any court having competent jurisdiction without any right of appeal.

15.	Attorneys’ Fees and Costs. In the event a dispute arises between the parties under this Agreement and suit or arbitration is instituted, the prevailing party shall be entitled to recover his or its costs and attorneys’ fees from the nonprevailing party. As used herein, costs and attorneys’ fees include any costs and attorneys’ fees in any appellate proceeding.

16.	Regulatory Actions. The following provisions shall be applicable to the parties:

(a)	If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(3) and 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of suspension, unless stayed by appropriate proceedings. If the charges and the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)	If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(c)	If the Bank is in default, as defined in Section 3(x)(1) of the FDIA, all obligations of the Bank under this Agreement shall terminate as of the date of such default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(d)	Notwithstanding any other provision of this Agreement to the contrary, any amounts paid or payable under the FDIA to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Sections 18(k) and 32(a) of the FDIA and Part 359 of the FDIC’s rules and regulations, and any regulations promulgated under the FDIA.

17.	Compliance with Internal Revenue Code Section 409A. The Bank and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. If when the Executive’s employment terminates the Executive is a specified employee, as defined in Section 409A of the Code, and if any payments under this Agreement will result in additional tax or interest to the Executive because of Section 409A, then despite any provision of this Agreement to the contrary the Executive shall not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Agreement does not satisfy the requirements of Section 409A, the provision shall be applied in a manner consistent with those requirements despite any contrary provision of this Agreement. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Code Section 409A.

18.	Payments Subject to Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Bank which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Bank pursuant to any such law, government regulation or stock exchange listing requirement).

Signature page follows.

IN WITNESS WEREOF, the Bank has caused this Agreement to be signed by its duly authorized officer, and the Executive has signed this Agreement, as of the day and year first written above.

EXECUTIVE:

/s/ John K. Stephens, Jr.
JOHN K. STEPHENS, JR.

ATLANTIC COAST BANK:

By:	/s/ John J. Dolan
JOHN J. DOLAN, CHAIRMAN

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